AMENDMENT NO. 1

TO

AMENDED AND RESTATED BY-LAWS

OF

BANCROFT FUND LTD.

Effective: August 17, 2022

On August 17, 2022, the Board of Trustees of Bancroft Fund Ltd. (the “Fund”), in accordance with the Fund’s Amended and Restated By-Laws (the “By-Laws”) and the Amended and Restated Agreement and Declaration of Trust, as amended, approved and adopted the following amendment to the By-Laws, to be effective immediately:

Article I, Section 1.2 of the By-Laws is hereby deleted in its entirety and replaced with the following:

Section 1.2        Voting.

(a)        As provided in the Declaration, shareholders shall have no power to vote on any matter except as provided in or pursuant to Article VI of the Declaration.

(b)        When a quorum is present at any meeting, the vote of the holders of a majority of the Shares cast shall decide any question brought before such meeting, unless the question is one on which, by express provision of applicable law, the Declaration, these By-Laws, or applicable contract, a different vote is required, in which case such express provision shall govern and control the decision of such question.

(c)        All meetings of shareholders for the purpose of electing Trustees shall be held on such date and at such time as shall be designated from time to time by the Trustees and stated in the notice of the meeting. With respect to the election of one or more Trustees, (i) other than a Contested Election, the affirmative vote of a plurality of the Shares present in person or represented by proxy and entitled to vote for the election of any Trustee or Trustees shall be the act of such Shareholders with respect to the election of such Trustee or Trustees, and (ii) with respect to a Contested Election, the affirmative vote of a majority of the Shares outstanding and entitled to vote for the election of any Trustee or Trustees shall be the act of such Shareholders with respect to the election of such Trustee or Trustee, in each case at any meeting at which a quorum is present with respect to the vote on the election of such Trustee(s).

(d)        Where a separate vote of one or more classes or series of Shares is required on any matter: (i) if the vote is for the election of one or more Trustees, the vote set forth in Section 1.2(c), above, shall apply in respect of the classes or series of Shares entitled to vote in the election of such Trustee or Trustees; and (ii) if the vote is for any other matter, the affirmative vote of a majority of the Shares of such class or classes or series or series present in person or represented by proxy and entitled to vote on such other matter, or such higher vote as may be required by the Declaration, shall be the act of the shareholders of such class or classes or series or series with respect to such other matter, in each case at any meeting at which a quorum is present with respect to the vote on the election of such Trustee(s) or such other matter.

(e)        “Contested Election” shall mean any election of Trustees in which the number of persons nominated for election as Trustees by Shares entitled to vote for such Trustees in accordance with Section 1.9 hereof exceeds the number of Trustees to be elected by Shares entitled to vote for such Trustees, with the determination that any election of Trustees is a Contested Election to be made by the Secretary or other officer of the Fund prior to the time the Fund mails its initial proxy statement in connection with such election of Trustees. If, prior to the time the Fund mails its initial proxy statement in connection with such election of Trustees, one or more persons nominated for election as a Trustee by Shares entitled to vote for such Trustee are withdrawn such that the number of persons nominated for election as Trustee by Shares entitled to vote for such Trustee no longer exceeds the number of Trustees to be elected by Shares entitled to vote for such Trustees, such election shall not be considered a Contested Election. The determination of whether an election is a Contested Election shall be made on a proposal-by-proposal basis and it is expressly acknowledged that, in the event different classes or series of Shares are entitled to vote for different Trustees, a Contested Election may occur for some Trustee seats but not others at the same meeting of shareholders.

(f)        At any meeting of shareholders, any holder of Shares entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Fund as the Secretary may direct, for verification prior to the time at which such vote shall be taken. Pursuant to a resolution of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers or employees of the Trust or its investment adviser, with power of substitution. Only shareholders of record shall be entitled to vote. Each full Share shall be entitled to one vote and each fractional Share shall be entitled to a vote equal to its fraction of a full Share. When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share. A proxy purporting to be given by or on behalf of a shareholder of record on the record date for a meeting shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy. The Trustees shall have the authority to make and modify from time to time regulations regarding the validity of proxies. In addition to signed proxies, such regulations may authorize facsimile, telephonic, Internet and other methods of appointing a proxy that are subject to such supervision by or under the direction of the Trustees as the Trustees shall determine.

Article I, Section 1.11 of the Bylaws is hereby deleted in its entirety and replaced with the following:

Section 1.11    Quorum.

Subject to a resolution of the Trustees specifying a greater or a lesser quorum requirement for the transaction of any item of business that properly comes before any meeting of shareholders, (a) the holders of one-third of the outstanding Shares of the Fund on the record date present in person or by proxy shall constitute a quorum at any meeting of the shareholders for purposes of conducting business on which a vote of all shareholders of the Fund is being taken, (b) the holders of one-third of the outstanding Shares of a class or classes on the record date present in person or by proxy shall constitute a quorum at any meeting of the shareholders of such class or classes for purposes of conducting business on which a vote of shareholders of such class or classes is being taken or (c) the holders of one-third of the outstanding Shares of a series or series on the record date present in person or by proxy shall constitute a quorum at any meeting of the shareholders of such series or series for purposes of conducting business on which a vote of shareholders of such series or series is being taken. Shares underlying a proxy as to which a broker or other intermediary states its absence of authority to vote with respect to one or more matters shall be treated as present for purposes of establishing a quorum for taking action on any such matter only to the extent so determined by the Trustees at or prior to the meeting of shareholders at which such matter is to be considered.

2